Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of Momentive Performance Materials Holdings LLC of our report dated April 21, 2011, except for Footnote 17 as to which the date is June 6, 2011 and Footnote 4 as to which the date is August 25, 2011, relating to the financial statements and financial statement schedules of Momentive Performance Materials Holdings LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

August 25, 2011